Exhibit 8.2

DINSMORE & SHOHL LLP 255 East Fifth Street, Suite 1900 Cincinnati, Ohio 45202 www.dinsmore.com

March 4, 2025

CenterGroup Financial, Inc.

744 State Route 28

Milford, OH 45150

Re: Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as counsel to CenterGroup Financial, Inc., an Ohio corporation (“CenterGroup”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of December 18, 2024 (the “Agreement”), by and between CenterGroup and First Commonwealth Financial Corporation, a Pennsylvania corporation (“First Commonwealth”), pursuant to which CenterGroup will merge with and into First Commonwealth with First Commonwealth surviving that merger (the “Merger”), as more fully described in the Registration Statement on Form S-4, including a proxy statement/prospectus (the “Registration Statement”), filed by First Commonwealth with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This legal opinion is being delivered to you in connection with the Registration Statement.

In rendering this opinion, we have reviewed and with your consent, and without independent verification or investigation, relied upon the originals or certified, conformed, or reproduction copies of the following documents (including all exhibits and schedules thereto): (i) the Agreement; (ii) the Registration Statement; and (iii) such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (all of such documents in clauses (i) through (iii) being, collectively, the “Documents”).

Assumptions and Representations

In connection with rendering this opinion and our review of the Documents, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof) that:

1. All signatures contained in the Documents are genuine, all Documents submitted to us as originals are authentic, all Documents submitted to us as copies are uniform with authentic originals, all draft versions of Documents submitted to us conform to corresponding final versions, none of the Documents have been amended or modified, all of the Documents are in full force and effect in accordance with the terms thereof, all information contained in each of the Documents is accurate and completely describes all material facts relevant to our opinion, there are no other documents which affect the opinion hereinafter set forth, and the Documents reflect the entire agreement of the parties with respect to the Merger.

2. All representations, warranties, and statements made or agreed to by CenterGroup or First Commonwealth or by their managements, employees, officers, directors, or stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement or (ii) those set forth in the

March 4, 2025

Registration Statement, are, or will be, true, complete, and accurate at all relevant times. Any representation, warranty, or statement made “to the knowledge” or similarly qualified will be, true, complete, and accurate at all relevant times as if made without such qualification. Neither CenterGroup nor First Commonwealth will notify us at or before the effective time of the Merger that any representation, warranty, or representation made in the Agreement or Registration Statement is no longer complete or accurate.

3. There has been (or will be by the effective time of the Merger) due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness thereof and all Documents will be binding upon all parties thereto. The Merger will be consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof, and as described in the Registration Statement. None of the parties will take any action, or omit from taking any action, after the effective time of the Merger that would cause the Merger not to qualify as a “reorganization” within the meaning set forth in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, following the Merger, the parties and holders of CenterGroup common stock receiving First Commonwealth common shares in exchange for any of such holder’s CenterGroup common stock will comply with the record-keeping and information requirements of Section 1.368-3 of the Treasury Department regulations promulgated under the Code, including, without limitation, the filing of a statement by each holder of CenterGroup shares that is a “significant holder” with that holder’s U.S. federal income tax return in accordance with Section 1.368-3(b) of the Treasury Department regulations promulgated under the Code.

Opinion—U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement are correct, subject to the limitations and qualifications set forth therein, and further that:

1. The Merger will constitute a “reorganization” within the meaning set forth in Section 368(a) of the Code.

2. Each of CenterGroup and First Commonwealth will be a “party to the reorganization” within the meaning set forth in Section 368(b) of the Code.

3. No gain or loss will be recognized by CenterGroup or First Commonwealth as a result of the Merger under Sections 361(a) and 1032 of the Code.

4. The tax basis of the assets of CenterGroup in the hands of First Commonwealth will be the same as the tax basis of such assets in the hands of CenterGroup immediately prior to the Merger under Section 362(b) of the Code.

5. The holding period of the assets of CenterGroup to be received by First Commonwealth will include the period during which such assets were held by CenterGroup under Section 1223(2) of the Code.

6. A U.S. holder of CenterGroup common stock receiving solely First Commonwealth common shares in exchange for such holder’s CenterGroup common stock (not including any cash received in lieu of fractional shares) will recognize no gain or loss upon the receipt of such First Commonwealth common shares under Section 354(a)(1) of the Code.

March 4, 2025

7. A U.S. holder of CenterGroup common stock receiving cash in lieu of fractional First Commonwealth common shares will, subject to the provisions and limitations of Section 302 of the Code, recognize gain or loss as if such fractional First Commonwealth common shares were distributed as part of the Merger and then redeemed by First Commonwealth under Sections 302 and 1001 of the Code in accordance with Internal Revenue Service Rev. Rul. 66-365, 1966-2 C.B. 116.

8. A U.S. holder of CenterGroup common stock who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its CenterGroup common stock will, subject to the provisions and limitations of Section 302 of the Code, recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the CenterGroup common stock under Sections 302 and 1001 of the Code.

9. Any resulting gain will be capital gain if the CenterGroup common stock were held as a capital asset at the time of the Merger and, specifically, long-term capital gain if such U.S. holder’s holding period with respect to such CenterGroup common stock is greater than one year under Sections 1221 through 1223 of the Code, unless otherwise treated as a distribution to which Section 301 of the Code applies (and, thereunder, potentially as a dividend) under Section 302(d) of the Code or as a dividend under Section 356(a)(2) of the Code.

10. The aggregate tax basis of First Commonwealth common shares received by a U.S. holder of CenterGroup common stock in the Merger (including fractional First Commonwealth common shares, if any, deemed to be issued and redeemed by First Commonwealth), generally will be equal to the aggregate tax basis of the CenterGroup common stock surrendered in exchange therefor in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional First Commonwealth common shares), under Section 358(a)(1) of the Code.

11. The holding period of the First Commonwealth common shares received by a U.S. holder of CenterGroup common stock will include the period during which the CenterGroup common stock surrendered in exchange therefor was held, provided the CenterGroup common stock were a capital asset in the hands of the holder at the time of the Merger under Section 1223(1) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code, the Treasury Department regulations promulgated thereunder, and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the United States Internal Revenue Service in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives such a ruling), and published rulings and procedures as they now exist. These authorities are all subject to change and there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Neither CenterGroup nor First Commonwealth has requested a ruling from the Internal Revenue Service (and no ruling will be sought) as to any of the tax consequences addressed in this opinion. We undertake no responsibility to update this opinion or to advise you of any new developments in the law after the effective time of the Merger.

March 4, 2025

2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Furthermore, this letter does not address and expresses no opinion with respect to: (i) any non-tax issues such as corporate law or securities law matters; (ii) the tax treatment of any conditions existing at the time of, or effects resulting from, transactions that are not specifically addressed herein; (iii) the tax treatment of persons who are not within the definition of “U.S. holder” under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement; or (iv) whether the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to First Commonwealth, CenterGroup, or the U.S. holders of CenterGroup common stock.

3. This opinion is based upon the description of the contemplated transactions as set forth in the Documents. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Documents or to any transaction whatsoever, including the Merger, if all the transactions described in the Documents are not consummated in accordance with the terms and conditions of the Documents and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements, and assumptions upon which we have relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

The opinion expressed herein is furnished to CenterGroup pursuant to and in compliance with Section 7.3(c) of the Agreement. We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement, and (iii) the use of our name in the Registration Statement. In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, DINSMORE & SHOHL LLP

/s/ Dinsmore & Shohl LLP